exhibit o

                              CRM MUTUAL FUND TRUST

                   FORM OF MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

This Multiple Class Plan (the "Plan") has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") by a majority of the Board of Trustees of CRM Mutual Fund Trust (the "Trust"), including a majority of those Trustees who are not interested persons of the Trust as defined in the 1940 Act (the "Independent Trustees"), with respect to each series of the Fund listed in Appendix A attached hereto (each a "Fund" and, collectively, the "Funds").

The Plan, in accordance with Rule 18f-3 under the 1940 Act, (i) designates classes of shares of each Fund and (ii) sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges. Appendix A, as it may be amended from time to time, lists the Funds that operate under the Plan, and the classes of each such Fund. Appendix A also sets forth the actual sales charges, Rule 12b-1 distribution fees and shareholder service fees of each class of shares of each Fund. Additional details and restrictions regarding such fees and services are provided in each Fund's prospectus and statement of additional information

The Trust's Board of Trustees, including a majority of the Independent Trustees, has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust, each Fund and each class of shares offered by a Fund.

I. Classes Offered. Each Fund's shares may be divided into Investor Class Shares and Institutional Class Shares. Investor Class Shares shall be available to all investors and will be sold by the Trust's principal underwriter for the Funds (the "Distributor") and by banks, securities brokers or dealers and other financial institutions that have entered into a selling agreement with the Distributor. Institutional Class Shares will be available only to existing Institutional shareholders and to certain other eligible investors as disclosed in each Fund's prospectus.

     A. Institutional Class Shares. Institutional Class Shares shall be offered at the net asset value per share. Institutional Class Shares are not subject to Rule 12b-1 distribution fees or shareholder service fees.

     B. Investor Class Shares. Investor Class Shares shall be (i) offered at the net asset value per share, and (ii) subject to a shareholder service plan and ongoing shareholder service fees. The shareholder service plan for Investor Class Shares allows for the payment of a shareholder service fee of up to 0.25% of average daily net assets of the Investor Class Shares of a Fund to certain

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organizations for the provision of certain services provided pursuant to a shareholder service agreement.

II. Expense Allocation. All expenses of each Fund shall be allocated among each of the Classes in accordance with Rule 18f-3 under the 1940 Act, except that the fees and expenses incurred by a Fund under a distribution plan or shareholder service plan for any class of shares shall be allocated to the class of shares subject to such plan and the following types of expenses specific to each class shall be allocated to such class:


     1.   transfer agency and other record keeping costs;

     2. Securities and Exchange Commission and blue sky registration or qualification fees;

     3. printing and postage expenses related to printing, preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

     4.   audit or accounting fees or expenses relating solely to such class;

     5. the expenses of administrative personnel and services as required to support the shareholders of such class;

     6.   litigation or other legal expenses relating solely to such class;

     7. Trustees fees and expenses incurred as a result of issues relating solely to such class; and

     8. other expenses subsequently identified and determined to be properly allocated to such class.

III. Shareholder Services. Other than any shareholder services that may be provided under a shareholder service plan for the Funds, the services offered to shareholders of each class of shares shall be the same.

IV. Conversion Features. The Institutional Class Shares and Investor Class Shares shall not automatically convert to shares of another class.


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V. Exchange Privileges. Shareholders of a Class may exchange their shares of the same Class of any other Fund at their relative net asset values as set forth in the prospectus of a Fund.

VI. Voting and Other Rights. Each Class of shares shall have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligation as the other classes.

VII. Amendments to the Plan. The Plan may not be materially amended to change its provisions unless a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust within the meaning of the 1940 Act, shall find that the Plan, as proposed and including the expense allocations, is in the best interest of each Class individually and the Trust as a whole.



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
                                  CRM MUTUAL FUND TRUST

                                    APPENDIX A TO THE

                         MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

------------------------------------------------------------------------------------------------
FUND                SHARE CLASS       MAXIMUM        MAXIMUM       MAXIMUM         MAXIMUM
                                      INITIAL        CDSC          12B-1 FEES      SHAREHOLDER
                                      SALES                                        SERVICE FEE
                                      CHARGE
------------------------------------------------------------------------------------------------
CRM SMALL CAP       Institutional     None           None          None            None
VALUE FUND          Share Class
------------------------------------------------------------------------------------------------
                    Investor          None           None          None            0.25%
                    Share Class
------------------------------------------------------------------------------------------------
CRM SMALL/MID       Institutional     None           None          None            None
CAP VALUE FUND      Share Class
------------------------------------------------------------------------------------------------
                    Investor          None           None          None            0.25%
                    Share Class
------------------------------------------------------------------------------------------------
CRM MID CAP         Institutional     None           None          None            None
VALUE FUND          Share Class
------------------------------------------------------------------------------------------------
                    Investor          None           None          None            0.25%
                    Share Class
------------------------------------------------------------------------------------------------
CRM LARGE CAP       Institutional     None           None          None            None
VALUE FUND          Share Class
------------------------------------------------------------------------------------------------
                    Investor          None           None          None            0.25%
                    Share Class
------------------------------------------------------------------------------------------------